                                                                    Exhibit 12.1

                              WORLD AIRWAYS, INC.
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                (in thousands)

                                                               Year ended December 31,                    Six Months ended June 30,
                                              ---------------------------------------------------------  ---------------------------
                                                                                                 1996                         1997
                                                                                                  As                           As
                                               1992      1993      1994      1995      1996    Adjusted   1996      1997    Adjusted
                                              ------    ------    ------    ------    ------    ------   ------    ------    ------
Fixed charges:
  Interest expenses,
    including amortization of
    debt issuance costs                          426     2,103     3,684     3,486     3,529     6,975    1,576     2,046     3,856
  Portion of rent expense
    representative of interest(1)             12,800    16,868    17,900    22,133    28,000    28,000   12,500    16,831    16,831
                                              ------    ------    ------    ------    ------    ------   ------    ------    ------
    Total Fixed Charges                       13,226    18,971    21,584    25,619    31,529    34,975   14,076    18,877    20,687
                                              ------    ------    ------    ------    ------    ------   ------    ------    ------

Earnings (loss):
  Earnings (loss) from continuing
    operations before income taxes,
    minority interest, extraordinary item,
    and change in accounting principle         8,654    (8,985)   (9,027)   14,748    19,032    15,586   11,087    11,016     9,206
  Fixed charges                               13,226    18,971    21,584    25,619    31,529    34,975   14,076    18,877    20,687
                                              ------    ------    ------    ------    ------    ------   ------    ------    ------

    Earnings (loss) adjusted
      for fixed charges                       21,880     9,986    12,557    40,367    50,561    50,561   25,163    29,893    29,893
                                              ------    ------    ------    ------    ------    ------   ------    ------    ------

Ratio of earnings to fixed charges              1.65x       --        --      1.58x     1.60x     1.45x    1.79x     1.58x     1.45x

Deficiency in earnings
  to cover fixed charges                          --    $8,984    $9,027        --        --        --       --        --        --

(1) One-third of rent expense is deemed to be representative of interest.